Exhibit 99.1

tw telecom Announces $300 million Share Repurchase Program

— Program reflects the Company’s ongoing confidence in its

cash flow generation and balance sheet strength —

— Company plans continued investment in product and growth initiatives —

LITTLETON, Colo. – November 21, 2011 – tw telecom inc. (NASDAQ: TWTC), a leading national provider of managed services, including Business Ethernet, converged and VPN solutions to enterprises across the U.S. and globally, today announced that its Board of Directors has authorized a share repurchase plan of up to $300 million.

“Our decision to initiate this larger, multi-year share repurchase program reflects our confidence in our strong cash flow generation” said Larissa Herda, tw telecom Chairman, CEO and President. “We have demonstrated our ability to accelerate top line growth, deliver leading M-EBITDA margins, and generate strong cash flow. We intend to maintain the pace of investment in success based capital programs and in products and services that differentiate us from our competitors, in order to further increase our share of a large and growing market opportunity.” The Company announced its first repurchase initiative in June 2010 and has since repurchased $100 million of shares, including $50 million in both 2010 and 2011. “This $300 million repurchase plan demonstrates our intent to continue to use this method of creating shareholder value in addition to investing in ongoing growth initiatives.”

Based on the closing price on November 18, 2011, the repurchase plan equates to approximately 12 percent of the Company’s total shares currently outstanding as of September 30, 2011. Under the repurchase plan, the Company anticipates purchasing shares either in the open market or through private transactions, in accordance with applicable securities laws. The timing and extent of the repurchases is at the Company’s sole discretion and will depend on market conditions and other corporate considerations, including compliance with debt agreements. Additionally, this plan may be suspended or discontinued at any time.

Effective November 10, 2011 the Company amended its undrawn revolving credit facility. This amendment increased the permissible amount for restricted payments, including share repurchases, dividends and repayments of permitted indebtedness from $50 million annually to $150 million annually, subject to the absence of defaults and a liquidity test. The Company may carry over up to $50 million of this permitted amount in any fiscal year to be used in the following calendar year.

“Our strong balance sheet, including approximately $470 million of cash, equivalents and short term investments1 and relatively low leverage ratio, and expectations of continued cash flow generation give us the flexibility to implement this program,” said Mark Peters, tw telecom Executive Vice President and Chief Financial Officer. “We remain committed to utilizing share repurchases within the bounds of a disciplined capital structure to enhance shareholder returns while maintaining adequate liquidity to execute our growth initiatives. We’re comfortable with our current net-leverage ratio of approximately 2 times Modified-EBITDA2, and do not expect our repurchase plan to significantly change that ratio.”

(1)	As of September 30, 2011
(2)	See the Company’s third quarter 2011 earnings press release and supplemental information posted on the Company’s website for the definition of Modified EBITDA and the reconciliation to GAAP measures.

Forward Looking Statements

The statements in this press release concerning the Company’s share repurchase plans and its expected impacts, future cash flow expectations and the Company’s capital investment plans are forward-looking statements that reflect management’s views with respect to future events and financial performance. These statements are based on management’s current expectations and are subject to risks and uncertainties. Important factors that could cause actual results to differ materially from those in the forward looking statements include changes in circumstances that could affect the Company’s uses and continued ability to generate cash flow, and the risks disclosed in the Company’s SEC filings, especially the section entitled “Risk Factors” in its 2010 Annual Report on Form 10-K and in its subsequent quarterly reports on Form 10-Q. tw telecom undertakes no obligations to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About tw telecom

tw telecom, headquartered in Littleton, Colo., provides managed network services, specializing in converged services, Ethernet and data networking, Internet access, local and long distance voice, VPN, VoIP and network security, to enterprise organizations and communications services companies throughout the U.S. including their global locations. As a leading provider of integrated and converged network solutions, tw telecom delivers customers overall economic value, quality service, and improved business productivity. For more information please visit www.twtelecom.com.

Investor Relations:	Media Relations:
Carole Curtin 303 566-1000	Bob Meldrum 303 566-1354
carole.curtin@twtelecom.com	bob.meldrum@twtelecom.com